FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES REPORTS OPERATING RESULTS FOR FIRST QUARTER FISCAL 2007 ENDING APRIL 30, 2006

ABILENE, Kan. (June 6, 2006) -- Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK), which operates 254 retail stores in 21 central states, today announced its operating results for the first quarter ending April 30, 2006.

Net earnings for the fist quarter were $541,000, or $0.14 per diluted share, compared with a net loss of $2.7 million, or $0.62 per diluted share, in the first quarter of the prior fiscal year.

Net sales from continuing operations for the first quarter increased 11.3% to $109.1 million, while same-store sales increased 6.6% when compared with the prior-year quarter.

President and CEO Bruce Dale stated, “We are pleased with the first quarter earnings. The results we have achieved in sales and earnings this quarter continue to reflect our focus on achieving our plan. The initiatives we have undertaken are positioning us well for future growth.”

Gross margin for the first quarter decreased 130 basis points to 29.9% of sales from 31.2% in the first quarter of the prior fiscal year. Increased freight costs and promotional markdowns offset by a reduction in shrinkage related to a warehouse inventory adjustment of 46 basis points contributed to this reduction.

Operating expenses for the first quarter decreased 390 basis points to 28.9% of sales from 32.8% in the prior-year quarter.

Stock Buyback Program Update

The Company previously announced that the Board of Directors had approved the repurchase of up to 200,000 additional shares of common stock. No purchases were made during the first quarter ended April 30, 2006.

Sale-Leaseback Update

The Company previously announced that it had entered into a sale-leaseback agreement for 11 of its locations. On May 25, 2006, the Company closed on the sale-leaseback on nine of these locations. The proceeds from this portion of the agreement of approximately $9.1 million were used to reduce long-term debt. One location is currently still under construction and will be sold upon completion. The sale-leaseback on the final location is expected to be completed in mid-June.

Store Operations Update

Since January 29, 2006, the Company has opened four new ALCO stores located in Yoakum, TX, Junction City, KS, Orange City, IA and Imperial, NE. The location in Imperial, NE replaces a Duckwall store that was closed.

Investor Conference Call

The Company will host an investor conference call at 4:00 p.m. eastern daylight time on June 16, 2006, to discuss operating results in greater detail for the quarter ended April 30, 2006. The dial-in number for the conference call is 800-289-0507 (international/local participants dial 913-981-5540), and the Confirmation Code is 4246216. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:00 p.m. eastern time. A replay of the call will be available two hours after completion from June 16 through June 30 by dialing 888-203-1112 or for international/local callers by dialing 719-457-0820. The Replay Passcode is 4246216

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in offering an exceptional product selection at reasonable prices to smaller communities throughout the central United States. Our specialty is delivering those products with the friendly, personal service found in the stores of yesteryear, but with the modern convenience our customers have come to expect. With 254 stores across 21 states, we are proud to have continually provided high quality products at good value prices to our customers for 105 years.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Factors that could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail industry in general. Additional information regarding these and other factors that could cause actual results to differ materially from those contained in the forward-looking statements set forth in this press release are included in the Company’s 10-K and 10-Q filings and other public documents, copies of which are available from the Company on request.

For more information , contact:

Michael S. Marcus

Vice President, Chief Financial Officer

785-263-3350 x164

e-mail: mmarcus@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

e-mail: dhagen@hagenandpartners.com

- Tables to follow -

DUCKWALL-ALCO STORES, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	April 30,	May 1,
	2006	2005
Net sales	$109,071	$98,026
Cost of sales	76,496	67,466
Gross profit	32,575	30,560
Selling, general and administrative	29,901	30,592
Depreciation and amortization	1,606	1,547
Total operating expenses	31,507	32,139
Operating income from
continuing operations	1,068	(1,579)
Interest expense	571	210

Earnings from continuing
operations before income taxes	497	(1,789)

Income tax expense	188	(633)
Earnings from continuing operations	309	(1,156)

Earnings/ (loss) from discontinued
operations, net of income tax	232	(1,574)
Net earnings	$ 541	$ (2,730)

Per share data (diluted):

Earnings from continuing operations	$0.08	($0.26)

Net earnings	$0.14	($0.62)

Weighted-average shares outstanding
Basic	3,788	4,438
Diluted	3,810	4,438

DUCKWALL-ALCO STORES, INC.

Consolidated Balance Sheet

(In thousands)

Unaudited

	April 30,	May 1,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 4,658	$ 3,294
Receivables	2,209	2,052
Refundable income tax	-	1,637
Inventories	143,136	127,655
Prepaid expenses	2,312	2,154
Property held for sale	350	589
Total current assets	152,665	137,381
Property and equipment	95,478	86,657
Less accumulated amortization	64,817	63,296
Net property and equipment	30,661	23,361
Property under capital leases, net of accum. amortization	6,482	2,417
Other non-current assets	29	71
Deferred income taxes	1,363	1,350
Total assets	$ 191,200	$ 164,580
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of capital lease obligations	$ 1,878	$ 856
Notes payable under revolving loan credit facility	-	6,081
Accounts payable	31,542	28,854
Accrued salaries and commissions	4,057	5,718
Accrued taxes other than income	5,153	5,359
Income taxes payable	348	-
Other current liabilities	2,740	3,384
Self-insurance claim reserve	4,137	3,612
Deferred income taxes	37	888
Total current liabilities	49,892	54,752
Notes payable under revolving loan credit facility	30,300	-
Capital lease obligations, less current maturities	6,835	3,512
Other noncurrent liabilities	1,387	1,449
Total liabilities	88,414	59,713
Stockholders’ equity
Common Stock, $.0001 par value, authorized
20,000,000 shares in 2006 and 2005; issued
and outstanding 3,790,386 and 4,085,992
shares in 2006 and 2005, respectively	1	1
Additional paid-in capital	36,509	43,810
Retained earnings	66,276	61,056
Total stockholders’ equity	102,786	104,867
Total liabilities and stockholders’ equity	$ 191,200	$ 164,580